Exhibit 99.1

News	FOR IMMEDIATE RELEASE

Heidrick & Struggles Reports First Quarter 2011 Financial Results

CHICAGO (April 26, 2011) — Heidrick & Struggles International, Inc. (Nasdaq: HSII), the leadership advisory firm providing executive search and leadership consulting services worldwide, today announced financial results for its first quarter ended March 31, 2011.

Consolidated net revenue of $115.6 million increased 1.7 percent from $113.7 million in the 2010 first quarter. Year over year, net revenue increased 10.4 percent in the Americas, declined 16.0 percent in Europe (approximately 17 percent on a constant currency basis), and increased 5.3 percent in Asia Pacific (declined approximately 2 percent on a constant currency basis). Net revenue from Leadership Consulting Services increased 12.4 percent to $8.4 million and represented 7.3 percent of consolidated net revenue in the quarter.

The number of executive search and leadership consulting consultants at March 31, 2011 was 372, compared to 367 at March 31, 2010, and 347 at December 31, 2010. Productivity, as measured by annualized net revenue per consultant, was $1.3 million, compared to $1.2 million in the 2010 first quarter and $1.5 million in the 2010 fourth quarter. The number of executive search confirmations in the quarter decreased 1.6 percent compared to the 2010 first quarter, but increased 5.4 percent compared to the 2010 fourth quarter. The average revenue per executive search was $101,200 compared to $98,400 in the 2010 first quarter and $112,600 in the 2010 fourth quarter.

Consolidated salaries and employee benefits increased 6.3 percent to $88.4 million, from $83.1 million in the comparable quarter of 2010. The increase reflects higher fixed compensation expense including higher base compensation and payroll taxes associated with an 8.7 percent increase in employee headcount and merit salary increases, an increase in deferred cash compensation, the amortization of special recognition awards issued in the 2010 second quarter, and severance expense, partially offset by a decline in stock-based compensation expense. Salaries and employee benefits were 76.4 percent of net revenue for the quarter, compared to 73.1 percent in the 2010 first quarter.

Consolidated general and administrative expenses increased 4.1 percent to $31.3 million from $30.1 million in the 2010 first quarter. The largest components of the increase relate to the continued investment in developing the company’s proprietary search system and the outsourcing of a portion of its information technology function. As a percentage of net revenue, consolidated general and administrative expenses were 27.1 percent, compared to 26.5 percent in the 2010 first quarter.

The operating loss in the quarter was $4.1 million compared to an operating loss of $3.8 million in the 2010 first quarter.

The net loss was $2.5 million and the net loss per share was $0.14, based upon an effective tax benefit rate in the quarter of 26.3 percent. In the 2010 first quarter, the net loss was $1.5 million and the net loss per share was $0.09, which reflected an effective tax benefit rate of 55.8 percent.

Net cash used in operating activities in the quarter was $80.2 million, compared to $32.2 million in the 2010 first quarter. Cash and cash equivalents at March 31, 2011 were $92.6 million compared to $81.2 million at March 31, 2010, and $181.1 million at December 31, 2010.

Chief Executive Officer L. Kevin Kelly said, “March confirmations were not as strong as we had projected, especially in the Financial Services practice, and this resulted in lower than anticipated revenue and operating margin in the first quarter. However, we are encouraged by April confirmations, which will be better than March, and do not believe that our first quarter results are indicative of what we believe is achievable in 2011. We expect confirmations to continue to improve as our new hires become more productive and market conditions improve. We remain committed to our goals for reducing general & administrative expenses and are encouraged by the first quarter decline of $3.8 million compared to the 2010 fourth quarter.”

Regional Review

$ in millions	1Q 11	1Q 10	Change	4Q 10	Change
Americas
Net revenue	$63.5	$57.5	$6.0	$66.5	$(3.0)
Operating income	$7.6	$4.4	$3.2	$10.2	$(2.6)
Consultants	170	165	5	157	13

Europe
Net revenue	$27.6	$32.8	$(5.2)	$34.9	$(7.3)
Operating income (loss)	$(2.1)	$(4.0)	$1.9	$4.3	$(6.4)
Consultants	125	123	2	116	9

Asia Pacific
Net revenue	$24.6	$23.4	$1.2	$25.8	$(1.3)
Operating income	$2.5	$3.3	$(0.8)	$6.3	$(3.8)
Consultants	77	79	(2)	74	3

Global Operations Support	$(12.2)	$(7.5)	$4.7	$(11.5)	$0.7

Total operating income (loss)	$(4.1)	$(3.8)	$(0.3)	$9.3	$(13.4)

Totals and subtotals may not equal the sum of individual line items due to rounding.

The Americas reported a 10.4 percent year-over-year increase in first quarter net revenue driven by strong growth in the Industrial and Global Technology & Services practices. First quarter operating income increased 73.8 percent year-over-year, and the operating margin was 12.0 percent.

Europe’s first quarter year-over-year net revenue decline of 16.0 percent (approximately 17 percent on a constant currency basis) reflected weakness in the Financial Services Practice as well as the turnover of consultants in the second and third quarters of 2010 and new hires who are not yet fully productive. The operating loss was $2.1 million compared to an operating loss of $4.0 million in the 2010 first quarter. The 2010 first quarter operating loss of $4.0 million included $4.2 million of special charges.

The Asia Pacific region reported a 5.3 percent year-over-year increase in first quarter net revenue (approximately 2 percent decline on a constant currency basis). Revenue increases in the Industrial, Consumer Markets, Life Sciences, Education & Social Enterprise and Global Technology & Services practices, as well as Leadership Consulting, were all but offset by a decline in the Financial Services practice. Operating income declined 23.5 percent and the operating margin was 10.3 percent.

Expenses related to Global Operations Support of $12.2 million increased from $7.5 million in the 2010 first quarter. The increase reflects professional services fees, severance, and search and corporate support previously provided primarily through the regions.

2011 Outlook

The company expects that 2011 second quarter net revenue will be between $126 million and $136 million and that the operating margin will be between 4 and 8 percent. The company is forecasting that 2011 net revenue and operating margin will be within its previously disclosed ranges of $515 million to $545 million for net revenue and 6 percent to 10 percent for operating margin. Net income and earnings per share in 2011 are expected to reflect a full-year effective tax rate of between 42 percent and 50 percent, but will be impacted by country-level results and tax planning initiatives.

Quarterly Conference Call

Executives of Heidrick & Struggles will host a conference call to review the first quarter 2011 results today, April 26, at 9:00 am Central Time. Participants may access the company’s call and supporting slides through the internet at www.heidrick.com. For those unable to participate on the live call, a webcast and copy of the slides will be archived at www.heidrick.com and available for up to 30 days following the investor call.

About Heidrick & Struggles International, Inc.

Heidrick & Struggles International, Inc., (Nasdaq:HSII) is the leadership advisory firm providing executive search and leadership consulting services, including succession planning, executive assessment, talent retention management, executive development, transition consulting for newly appointed executives, and M&A human capital integration consulting. For almost 60 years, we have focused on quality service and built strong leadership teams through our relationships with clients and individuals worldwide. Today, Heidrick & Struggles leadership experts operate from principal business centers around the world. For more information about Heidrick & Struggles, please visit www.heidrick.com.

Safe Harbor Statement

This press release contains forward-looking statements. The forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry in which we operate and management’s beliefs and assumptions. Forward-looking statements may be identified by the use of words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “projects,” “forecasts,” and similar expressions. Forward-looking statements are not guarantees of future performance and involve certain known and unknown risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed, forecasted or implied in the forward-looking statements. Factors that may affect the outcome of the forward-looking statements include, among other things: our ability to attract and retain qualified executive search consultants; our ability to develop and maintain strong, long-term relationships with our clients; further declines in the global economy and our ability to execute successfully through business cycles; the timing, speed or robustness of any future economic recovery; social or political instability in markets where we operate; the impact of foreign currency exchange rate fluctuations; price competition; the ability to forecast, on a quarterly basis, variable compensation accruals that ultimately are determined based on the achievement of annual results; our ability to realize our tax losses; the timing of the establishment or reversal of valuation allowance on deferred tax assets; the mix of profit and loss by country; an impairment of our goodwill and other intangible assets; delays in the development and/or implementation of new or improved technology and systems; and the ability to align our cost structure and headcount with net revenue. Our reports filed with the U.S. Securities and Exchange Commission also include information on factors that may affect the outcome of forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

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Contacts

Investors & Analysts:

Julie Creed, Vice President, Investor Relations & Real Estate:

+1 312 496 1774 or jcreed@heidrick.com

Media:

Wendi Taylor Nations, Senior Vice President, Chief Marketing Officer:

+1 312 496 1810 or wtaylornations@heidrick.com

Heidrick & Struggles International, Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended
	March 31,
	2011	2010	$ Change	% Change

Revenue:
Revenue before reimbursements (net revenue)	$115,622	$113,668	$1,954	1.7%
Reimbursements	5,257	4,686	571	12.2%

Total revenue	120,879	118,354	2,525	2.1%

Operating expenses:
Salaries and employee benefits	88,381	83,130	5,251	6.3%
General and administrative expenses	31,329	30,096	1,233	4.1%
Other charges	—	4,218	(4,218)	-100.0%
Reimbursed expenses	5,257	4,686	571	12.2%

Total operating expenses	124,967	122,130	2,837	2.3%

Operating loss	(4,088)	(3,776)	(312)	-8.3%

Non-operating income:
Interest income, net	295	228
Other, net	460	54

Net non-operating income	755	282

Loss before income taxes	(3,333)	(3,494)

Benefit from income taxes	(875)	(1,948)

Net loss	$(2,458)	$(1,546)

Basic weighted average common shares outstanding	17,627	17,186
Diluted weighted average common shares outstanding	17,627	17,186
Basic loss per common share	$(0.14)	$(0.09)
Diluted loss per common share	$(0.14)	$(0.09)
Salaries and employee benefits as a percentage of net revenue	76.4%	73.1%
General and administrative expense as a percentage of net revenue	27.1%	26.5%
Operating loss as a percentage of net revenue	-3.5%	-3.3%
Effective tax benefit rate	26.3%	55.8%

Heidrick & Struggles International, Inc.

Segment Information

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2011	2010	$ Change	% Change	2011 Margin *	2010 Margin *
Revenue:
Americas	$63,477	$57,514	$5,963	10.4%
Europe	27,566	32,803	(5,237)	-16.0%
Asia Pacific	24,579	23,351	1,228	5.3%

Revenue before reimbursements (net revenue)	115,622	113,668	1,954	1.7%
Reimbursements	5,257	4,686	571	12.2%

Total revenue	$120,879	$118,354	$2,525	2.1%

Operating income (loss):
Americas	$7,648	$4,400	$3,248	73.8%	12.0%	7.7%
Europe	(2,057)	(3,990)	1,933	48.4%
Asia Pacific	2,542	3,321	(779)	-23.5%	10.3%	14.2%

Total regions	8,133	3,731	4,402	118.0%	7.0%	3.3%
Global Operations Support	(12,221)	(7,507)	(4,714)	-62.8%

Operating loss	$(4,088)	$(3,776)	$(312)	-8.3%

*	Margin based on revenue before reimbursements (net revenue).

Heidrick & Struggles International, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	March 31, 2011	December 31, 2010
	(Unaudited)
Current assets:
Cash and cash equivalents	$92,602	$181,124
Restricted cash	397	393
Accounts receivable, net	94,520	83,360
Other receivables	7,434	7,724
Prepaid expenses	18,429	15,323
Other current assets	1,572	1,871
Income taxes recoverable	15,561	11,912
Deferred income taxes	10,765	10,759

Total current assets	241,280	312,466

Non-current assets:
Property and equipment, net	37,884	34,406
Restricted cash	2,545	1,609
Assets designated for retirement and pension plans	25,069	23,647
Investments	11,495	11,021
Other non-current assets	9,602	8,593
Goodwill	112,591	109,888
Other intangible assets, net	6,310	6,480
Deferred income taxes	35,954	36,917

Total non-current assets	241,450	232,561

Total assets	$482,730	$545,027

Current liabilities:
Accounts payable	$11,601	$8,408
Accrued salaries and employee benefits	68,860	124,969
Other current liabilities	34,682	34,064
Income taxes payable	2,794	3,208
Deferred income taxes	1,807	1,807

Total current liabilities	119,744	172,456

Non-current liabilities:
Retirement and pension plans	33,218	30,907
Other non-current liabilities	38,791	47,015
Deferred income taxes	99	107

Total non-current liabilities	72,108	78,029

Stockholders’ equity	290,878	294,542

Total liabilities and stockholders’ equity	$482,730	$545,027

Heidrick & Struggles International, Inc.

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2011	2010

Cash flows from operating activities:
Net loss	$(2,458)	$(1,546)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,105	4,293
Deferred income taxes	657	611
Net realized losses on investments	490	420
Stock-based compensation expense	1,738	3,414
Cash paid for restructuring charges	(481)	(1,255)
Changes in assets and liabilities:
Trade and other receivables	(9,500)	(19,836)
Accounts payable	2,696	(206)
Accrued expenses	(66,869)	(12,973)
Income taxes payable, net	(3,980)	(3,504)
Prepayments	(2,688)	(1,325)
Other assets and liabilities, net	(1,950)	(317)

Net cash used in operating activities	(80,240)	(32,224)

Cash flows from investing activities:
Restricted cash	(872)	140
Acquisition of businesses, net of cash acquired	—	(554)
Capital expenditures	(4,427)	(2,867)

Net cash used in investing activities	(5,299)	(3,281)

Cash flows from financing activities:
Cash dividends paid	(2,572)	(2,706)
Payment of employee tax withholdings on equity transactions	(2,218)	(4,128)

Net cash used in financing activities	(4,790)	(6,834)

Effect of exchange rate fluctuations on cash and cash equivalents	1,807	480

Net decrease in cash and cash equivalents	(88,522)	(41,859)
Cash and cash equivalents at beginning of period	181,124	123,030

Cash and cash equivalents at end of period	$92,602	$81,171